Exhibit (a)(5)(D)

SALIENT FEDERAL SOLUTIONS EXTENDS OFFER

FOR SHARES OF ATS CORPORATION

McLean and Fairfax, Virginia, March 23, 2012 — ATS Corporation (NYSE AMEX: ATSC), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, and Salient Federal Solutions, Inc. (Salient), a leading provider of information technology, engineering, and intelligence analytic services to agencies in the intelligence, defense, homeland security, and cyber domains, today announced that ATSC, Salient and Salient’s wholly owned subsidiary, Atlas Merger Subsidiary, Inc. (“Purchaser”), have agreed to extend the expiration date for Purchaser’s tender offer for all of the outstanding shares of common stock of ATSC at a price of $3.20 per share net to the holder in cash, without interest and less any required withholding and transfer taxes, until 11:59 p.m., New York City time, on Thursday, March 29, 2012. The offer had been previously scheduled to expire at 11:59 p.m., New York City time, on Monday, March 26, 2012. The tender offer was initiated pursuant to an Offer to Purchase and related Letter of Transmittal, each dated February 28, 2012, and a merger agreement dated February 21, 2012 among ATSC, Salient and Purchaser (the “Merger Agreement”).

Salient also announced that on March 23, 2012, it has entered into escrow agreements pursuant to which the parties agreed on the final forms of a credit agreement and note purchase agreement and related ancillary documents and deliverables in connection with the debt and mezzanine financings, and that the parties thereto entered into escrow agreements and deposited such documents and the signature pages of the parties into escrow to be automatically released on satisfaction of customary conditions including the concurrent consummation of the merger and the other transactions contemplated by the Merger Agreement in accordance with its terms and the concurrent closing of Salient’s equity financing.

Accordingly, pursuant to Rule 14d-4(d) under the Securities Exchange Act of 1934, the offer must remain open for an additional five business days. Subject to the satisfaction as of the extended expiration date of the conditions described in the offer to purchase and letter of transmittal, Salient anticipates that the closing of the tender offer and merger will occur on or before March 30, 2012.

About ATSC

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing, training and consulting to the Department of Defense, federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 400 employees.

Website: www.atsc.com.

About Salient Federal Solutions

Salient Federal Solutions is a leading provider of Federal IT and engineering solutions that enable government and industry to respond quickly to new or surge mission requirements with exactly the right people, skills, expertise, and technical solutions. The company works to accelerate mission impact by delivering highly adaptable technology services, engineering solutions, and domain expertise that enable customers to rapidly meet the pressing requirements of today, while anticipating tomorrow’s evolving challenges. Salient Federal Solutions is headquartered in Fairfax, Va., with offices in Colorado Springs, Orlando, San Diego, and Tampa.

Website: www.salientfed.com

Additional Information

This communication is neither an offer to purchase nor solicitation of an offer to sell securities. A subsidiary of Salient has filed a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and ATSC has filed a solicitation/recommendation statement on Schedule 14D-9, with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials have been made available to ATSC’s stockholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website: www.sec.gov.

Forward-looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of that term in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended.  These statements and this information represent ATSC’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, of which many are beyond the control of ATSC.  These factors could cause actual results to differ materially from such forward-looking statements or forward-looking information.  These factors include but are not restricted to:  uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many of ATSC’s stockholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including regulatory clearance; ATSC’s dependence on contracts with federal government agencies for the majority of its revenue, ATSC’s dependence on its GSA schedule contracts and its position as a prime contractor on government-wide acquisition contracts to grow its business, and other factors discussed in ATSC’s latest annual report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2011.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan,” and similar expressions and variations thereof, identify certain of such forward-looking statements or forward-looking information, which speak only as of the date on which they are made.  ATSC disclaims any intention or obligation to publicly update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law.  Readers are cautioned not to place undue reliance on these forward-looking statements or on this forward-looking information.

For more information:

Investors and financial media

For ATSC:

Joann O’Connell

Vice President, Investor Relations

ATS Corporation

+1-571-766-2400

For Salient Federal Solutions:

Kari Walker

kwalker@encmarketing.com

703-928-9996